For Immediate Release	Contact:	Rusty LaForge
November 19, 2008		Guaranty Financial Group Inc.
214-360-1967
rusty.laforge@guarantygroup.com

Guaranty Financial Group Inc. Announces Resignation

of Chairman, President and Chief Executive Officer

Austin, TX--(BUSINESS WIRE)— November 19, 2008—Guaranty Financial Group Inc. (NYSE: GFG) (“Guaranty” or the “Company”), the parent company of Guaranty Bank (“Bank”), today announced that Kenneth R. Dubuque has submitted his resignation as Chairman of the Board, President and Chief Executive Officer of the Company and the Bank, effective November 18, 2008.

Dubuque served as President and Chief Executive Officer of the Company and the Bank beginning in 1998. Under his leadership, the Company has grown into one of the leading financial services companies in the Southwest and now ranks as the second largest publicly-traded financial institution holding company headquartered in Texas ranked by asset size. It has more than $15 billion in total assets and an extensive commercial and retail customer base with 160 branch offices in Texas and California. With the capital raised during 2008, Guaranty Bank’s regulatory capital ratios at September 30, 2008 were tier 1 leverage ratio of 9.0%, tier 1 risk-based ratio of 9.7% and total risk based ratio of 12.6%, all of which exceeded the “well capitalized” standards of 5%, 6% and 10%, respectively.

In making the announcement, Larry E. Temple, Lead Independent Director of the Board, said, "We appreciate Ken's dedication and hard work on behalf of the Company over the past ten years, including the oversight of the Company’s spin-off from its former parent company on December 28, 2007, as well as the completion of private placement transactions that resulted in total gross proceeds of approximately $600 million in capital raised earlier this year. We wish Ken well in his future endeavors."

The Company also announced the appointment of John T. Stuart III, a director of the Company and the Bank, as Interim Chief Executive Officer and Interim Chairman of the Board of the Company and the Bank. Mr. Stuart will serve in these interim positions until a qualified replacement can be found.

The Company also announced the appointment of Kevin J. Hanigan, previously a Senior Executive Vice President and Chief Banking Officer of the Company and the Bank, to fill the role of President and Chief Operating Officer of the Company and the Bank.

"It has been a pleasure leading the organization for the previous ten years through the transition to a public company at the end of last year. I wish the organization and its employees the best,” said Dubuque.

Guaranty Financial Group is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. Guaranty Financial Group operates Guaranty Bank, which engages in consumer and business banking activities through a network of more than 160 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. Additionally, Guaranty Bank operates an insurance agency, Guaranty Insurance Services, Inc.

Source: Guaranty Financial Group Inc.